CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 28, 2025, relating to the financial statements and financial highlights of Cantor Fitzgerald Equity Opportunity Fund and Cantor Fitzgerald High Income Fund, each a series of Cantor Select Portfolios Trust, which are included in form N-CSR for the year December 31, 2024, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin

April 28, 2025

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